November 14, 2016	PRESS RELEASE

Aspirity Receives Term Loan Prepayment;

Reports Financial Results for Third Quarter and First 9 Months of 2016

MINNEAPOLIS, MN – Today, Aspirity Holdings LLC (“we, “Aspirity”, or the “Company”) announced the receipt of prepayments on the Term Loan and financial results for the third quarter and first nine months of 2016.

Term Loan Prepayment

On November 1, 2016, the Company as lender and Krieger Enterprises as borrower amended the Term Loan. Among other things, the amendment revises certain definitions and incorporates a new amortization schedule calling for fixed monthly payments of principal and interest with a balloon payment on the maturity date as compared to the variable payment structure in place prior to the amendment. The effective principal amount of the loan was increased to $18,238,000 as of October 1, 2016, including an additional $1,592,000 of accrued interest revenue and capitalized costs.

The amendment also revises the accounting treatment of the mandatory prepayments owed to the Company as the result of the sale by Enterprises of 100% of the equity interests in its Retail Energy Holdings, LLC subsidiary (“REH”) to Genie Retail Energy, a division of Genie Energy, Ltd. (GNE – NYSE), for a price of $9,500,000 in cash plus a working capital adjustment, which closed on November 2, 2016. The amendment further provides for certain additional optional prepayments by Enterprises. Pursuant to the amendment, both the mandatory prepayments due to the REH sale and the optional prepayments will be treated as prepayments of monthly installment obligations rather than as prepayments of principal. These prepayments are expected to total from $3,000,000 to $4,000,000 between the amendment date and January 31, 2017. On November 4, 2016, the Company received $2,008,000 of prepayments from Enterprises.

These prepayments provide additional cash to devote to sales efforts going forward and when coupled with new marketing vehicles and access to additional geography, the Company expects to accelerate its customer acquisition rate.

Financial Results for 2016’s Third Quarter & First Nine Months

Although Aspirity and its predecessors have roots going back to 2015, Aspirity Energy is a start-up company and our financial results to date reflect that status. We only began the process of acquiring customers in January 2016 and, because the sale of electricity is a regulated business, we can only market in areas where we have been licensed by the appropriate state regulatory authority and qualified by the relevant investor owned utility. Our licensing and qualification processes have taken longer than expected, limiting our ability to market our services to potential customers. As of September 30, 2016, we had 5,129 customers receiving electricity from us.

As of November 11, 2016, we were members of two ISOs (ISO-NE and PJM), were licensed in six full choice jurisdictions (Illinois, Maryland, New York, Ohio, Pennsylvania, and Rhode Island), and were EDI compliant with 9 utilities serving over 10 million residential accounts. By the middle of 2017, our goal is to be able to market power to the approximately 32 million residential customers located in the service areas of up to 49 investor-owned utilities in the 14 full choice jurisdictions.

Not every household we enroll during a period becomes a customer as of that period’s end due to pre-service cancels, the lag between signup and when service starts, and attrition after delivery begins. Further, we first collect cash from a customer about 90 days after they signup. Once this start-up period has been completed, we expect to collect cash from a customer every 30 days or so. All payments go to a lockbox operated by our energy supplier, Exelon, with funds collected during a given month released to us during the first week of the next month. During our start-up phase, the delay between signup and when cash is first collected puts a stress on our cash flow. While our agreement with Exelon allows us to defer payment for energy sold within certain limits, we are still required to pay our marketing vendors for the enrollees they sign, typically weekly.

Despite the delays we have encountered in getting to market, which are not unusual for a start-up company, we believe that our marketing approach and the advantages our power supply agreement with Exelon gives us with respect to mitigation of commodity price risk and energy payment deferral position us well for the future.

Until our retail energy business has gained scale, our primary sources of cash flow will be Note sales net of redemptions and loan repayments received by Aspirity Financial from Enterprises, our first, and to date, only financial services customer.

As previously disclosed, through the end of the first quarter of 2016, our financial results were consolidated with those of Enterprises and its REH subsidiary, a company in the same business as Aspirity Energy, that is, the retail sale of electricity. Accordingly, under the accounting rules, our financials for the first nine months of 2016 ended September 30 include the results of REH, which were significant. As of March 30, 2016, we are no longer required to consolidate Enterprises and REH; consequently, our second and third quarter numbers include only Aspirity’s financial results.

●	Total revenues for the third quarter ended September 30, 2016 were $1,640,000 compared to $10,173,000 for the same period in 2015, a decrease of 84%, driven by the fact that REH is no longer consolidated with our results beginning with the start of the second quarter of 2016.

°	For the first nine months of 2016, revenues were $12,496,000, down 46% from $23,285,000 for the same period in 2015.

The deconsolidation of Enterprises and REH has affected our profitability as well, and due largely to the regulatory delays mentioned above, revenues and margins have been lower than originally planned and expenses currently exceed gross profits.

●	For Q3 2016, the operating loss for the quarter totaled $1,526,000, a 341% increase from the operating loss of $346,000 in Q3 2015.

º	For the first nine months of 2016, our operating loss was $6,135,000, up 42% from $4,324,000 compared to the same period in 2015.

●	The net loss from continuing operations for Q3 2016 totaled $2,595,000 compared to $633,000 for the third quarter of 2015, a 310% increase.

º	For the first nine months of 2016, the net loss from continuing operations was $9,150,000, up 61% from $5,670,000 compared to the same period in 2015.

●	The net loss attributable to common for the third quarter of 2016 totaled $2,732,000 compared to $962,000 in the third quarter of 2015, up 184%.

º	In the first nine months of 2016, the net loss attributable to common totaled $8,739,000, compared to $3,219,000 for the same period in 2015, up 172%.

●	With respect to our balance sheet, unrestricted cash balances were $859,000 as of September 30, 2016 compared to $1,371,000 at December 31, 2015, and total current assets as a percent of total assets as of September 30, 2016 was 46.5% compared to 63.2% as of December 31, 2015.

Liquidity, Financial Condition & Management’s Plans

The Company has financed its operations to date principally through cash on hand, Note sales, and Term Loan receipts. For the nine months ended September 30, 2016, the Company on a consolidated basis reported a net loss of $8,437,000 and cash used for continuing operations of $7,408,000. As of September 30, 2016, the Company had unrestricted cash, negative working capital, and total members’ deficit of $859,000, $6,6640,000, and $12,344,000, respectively.

Aspirity Energy and Aspirity Financial are start-up companies in the retail energy and financial services industries, respectively. While revenues from Aspirity Energy are expected to continue to increase as customers are signed up, overall we do not expect such to be significant until 2017. Further, the Company does not expect to report positive cash flow from operations or profitability on a regular basis until early 2018 at the earliest.

Prior to that time, the Company will rely on the timely payment of the Term Loan, deferral of energy payables, and its ability to sell Notes to fund operations. Enterprises’ ability to make timely payments on the Term Loan depends in part on the operations of its legacy businesses which were not profitable in 2015. In the event amounts owed to us are paid late or not paid, our ability to fund operations, sell new Notes, and renew or redeem existing Notes will be negatively impacted.

Historically, sales and renewals of Notes have exceeded redemptions, although there can be no assurance that such will be the case in the future. If redemptions exceed cash from operations, Term Loan payments, renewals, and new Note sales, then the Company will need additional financing from other sources.

While the Company believes that payments from Enterprises on the Term Loan, anticipated cash generated from operating activities, availability of trade credit with respect to power purchases, and anticipated proceeds from our Notes Offering will be sufficient to meet operating cash requirements and obligations under the Notes for the next twelve months, there can be no assurance that this will prove to be the case.

The Company regularly evaluates sources of debt financing other than the Notes and is also seeking additional equity capital to meet its funding needs. However, there can be no assurance that these efforts will prove to be successful.

About Aspirity Holdings, LLC

Aspirity Holdings, LLC, formerly known as Twin Cities Power Holdings, LLC, is a Minnesota limited liability company that serves as a holding company. Following the Krieger Enterprises spin-off on November 1, 2015, the Company has start-up operations in two business segments - retail energy through Aspirity Energy (www.aspitityenergy.com) and financial services through Aspirity Financial. While the equity of Aspirity is privately held, our Renewable Unsecured Subordinated Notes are registered with the SEC and may be purchased by residents of 27 states. To obtain more information about the Company, an investment kit, or see our most recent interest rate offerings, visit www.aspirityholdings.com.

About Krieger Enterprises, LLC

Krieger Enterprises, which was spun off from Aspirity Holdings effective November 1, 2015, is headquartered at 16233 Kenyon Avenue, Lakeville MN 55044, telephone 952-241-3103. Enterprises trades virtual electricity for its own account in wholesale markets regulated by the Federal Energy Regulatory Commission as well as other energy-related derivative contracts on exchanges regulated by the Commodity Futures Trading Commission and engages in certain asset management activities, including real estate development and investments in privately held businesses. On November 2, 2016, Enterprises sold its REH subsidiary, a retail electricity supplier operating in Connecticut, Maryland, Massachusetts, New Hampshire, New Jersey, Ohio, Pennsylvania, and Rhode Island.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements can be identified by words such as: “may”, “will”, “should”, “expect”, “anticipate”, “believe”, “estimate” “continue”, “predict”, or other similar words referencing to future periods, including statements regarding the number of enrollees, geographic areas to be served in the future, and the availability of capital from Enterprises or other sources. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those predicted in forward-looking statements due to various factors, including, but not limited to, those set forth in the Risk Factors sections of our filings with the Securities and Exchange Commission. If any of the events described in these Risk Factors occur, they could have a material adverse effect on our business, financial condition, and results of operations. When considering forward-looking statements, you should keep these risk factors, as well as the other cautionary statements in our SEC filings, in mind. You should not place undue reliance on any forward-looking statement. We undertake no obligation to update or revise publicly any forward-looking statements, due to new information, future events, or otherwise after the date of this press release.

Non-GAAP Financial Measures

Aspirity’s press releases and other communications may include certain “non-GAAP financial measures”, defined as a numerical measure of a company’s financial performance, financial position, or cash flows that excludes, or includes, amounts that are included in, or excluded from, the most directly comparable measure calculated and presented in accordance with GAAP in the company’s financial statements.

Non-GAAP financial measures utilized by the Company include presentations of liquidity measures and capitalization ratios. The Company’s management believes that these non-GAAP financial measures provide useful information and enables investors and analysts to more accurately compare the Company’s ongoing financial performance over the periods presented.

Investor Relations Contact

Wiley H. Sharp III, CFO, 763-432-1502

Aspirity Holdings LLC & Subsidiaries

Consolidated Financial Highlights - Statement of Operations Data

	For 3 Months Ended
Dollars in thousands; may not add due to rounding	Sep 30 2016	Sep 30 2015	Pct chg

Retail energy services	$928	$10,173	-90.9%
Financial services	711	-	nm

Net revenue	1,640	10,173	-83.9%

Total costs of revenues & operations	3,166	10,519	-69.9%

Operating loss	(1,526)	(346)	340.9%

Interest expense	(1,069)	(332)	221.5%
Other income (expense), net	0	45	-99.8%

Loss from continuing operations	(2,595)	(633)	309.7%
Tax provision	-	-	na

Net loss from continuing operations	(2,595)	(633)	309.7%
Net income (loss) from discontinued operations	-	(130)	-100.0%

Net loss	(2,595)	(764)	239.8%

Net loss attributable to non-controlling interest	-	61	na

Net loss attributable to the Company	(2,595)	(824)	214.8%

Preferred distributions	137	137	0.0%

Net loss attributable to common	$(2,732)	$(962)	184.2%

For 9 Months Ended
Sep 30 2016	Sep 30 2015	Pct chg

Retail energy services	$10,883	$23,285	-53.3%
Financial services	1,613	-	nm

Net revenue	12,496	23,285	-46.3%

Total costs of revenues & operations	18,631	27,609	-32.5%

Operating loss	(6,135)	(4,324)	41.9%

Interest expense	(3,134)	(1,475)	112.5%
Other income (expense), net	119	129	-7.6%

Loss from continuing operations	(9,150)	(5,670)	61.4%
Tax provision (benefit)	-	-	na

Net loss from continuing operations	(9,150)	(5,670)	61.4%
Net income (loss) from discontinued operations	712	2,923	-75.6%

Net loss	(8,437)	(2,747)	207.2%

Net loss attributable to non-controlling interest	(110)	61	na

Net loss attributable to the Company	(8,328)	(2,807)	196.6%

Preferred distributions	412	412	0.0%

Net loss attributable to common	$(8,739)	$(3,219)	171.5%

Other
Ratio of earnings to fixed charges (1)	-1.88	x	-2.49	x	-24.6%
Deficit of earnings to fixed charges (1)	3,169	3,220	-1.6%

1 - “Earnings” are equal to income before taxes, interest expense, and one-third of operating lease rental expense. “Fixed charges” include interest expense plus one-third of operating lease rental expense to approximate the interest component attributable to such rent expense, with the remaining two-thirds considered to be depreciation.

Aspirity Holdings LLC & Subsidiaries

Consolidated Financial Highlights - Balance Sheet Data

At
Dollars in thousands; may not add due to rounding	Sep 30 2016	Dec 31 2015	Pct chg

Unrestricted cash	$859	$1,371	-37.3%
Cash in trading accounts	-	1,800	-100.0%
Cash in collateral accounts	15	246	-93.9%
Accounts receivable	506	3,558	-85.8%
Term Loan - current (1)	7,541	-	nm
Prepaid expenses and other current assets	44	82	-46.1%
Assets of discontinued operations - current	-	11,084	-100.0%

Total current assets	8,965	18,142	-50.6%

Property, equipment and furniture, net	82	218	-62.3%
Term Loan - non-current (1)	9,814	-	nm
Accrued financial services revenue (1)	429	-	nm
Assets of discontinued operations - non-current	-	10,325	-100.0%

Total assets	$19,290	$28,685	-32.8%

Revolvers and short term debt	$-	$1,213	-100.0%
Renewable unsecured subordinated notes .	11,244	10,120	11.1%
Accounts payable	2,178	2,471	-11.9%
Accrued expenses	2,207	3,593	-38.6%
Liabilities of discontinued operations - current	-	5,046	-100.0%

Total current liabilities	15,629	22,444	-30.4%

Renewable unsecured subordinated notes	16,005	14,050	13.9%
Liabilities of discontinued operations - non-current	-	242	-100.0%

Total liabilities	31,634	36,736	-13.9%

Series A preferred equity	2,745	2,745	0.0%
Common equity	(15,089)	(7,500)	101.2%

Total members’ equity	(12,344)	(4,755)	159.6%
Non-controlling interest	-	(3,955)	nm
AOCI attirbuted to non-controlling interest	-	659	nm

Total equity	(12,344)	(8,051)	53.3%

Total liabilities & equity	$19,290	$28,685	-32.8%

Other
Total current assets, percent of total assets	46.5%	63.2%	-26.5%
Debt to total capital ratio	182.8%	146.5%	24.8%
Debt to total equity ratio	-2.21	x	-3.15	x	-30.0%

1 - Indicated amounts as of September 30, 2016 are due from or to a related party.

Aspirity Holdings LLC & Subsidiaries

Consolidated Financial Highlights - Liquidity, Capital & Cash Flow

	At
	Sep 30, 2016		Dec 31, 2015		Increase (decrease)
Dollars in thousands; may not add due to rounding	Dollars	Pct of total assets	Dollars	Pct of total assets	Dollar chg	Pct chg

Liquidity
Unrestricted cash	$859	4.5%	$1,371	4.8%	$(512)	-37.3%
Cash in trading accounts	-	0.0%	1,800	6.3%	(1,800)	-100.0%
Cash in collateral accounts	15	0.1%	246	0.9%	(231)	-93.9%
Accounts receivable	506	2.6%	3,558	12.4%	(3,052)	-85.8%

Total liquid assets	1,380	7.2%	6,975	24.3%	(5,596)	-80.2%

Prepaid expenses and other assets	44	0.2%	82	0.3%	(38)	-46.1%
Term Loan - current	7,541	39.1%	-	0.0%	7,541	na
Assets of discontinued operations - current	-	0.0%	11,084	38.6%	(11,084)	-100.0%

Total current assets	8,965	46.5%	18,142	63.2%	(9,176)	-50.6%

Other assets	10,325	53.5%	10,544	36.8%	(219)	-2.1%

Total assets	$19,290	100.0%	$28,685	100.0%	(9,395)	-32.8%

Capital Resources
Current debt	$11,244	58.3%	$11,333	39.5%	$(89)	-0.8%
Long term debt	16,005	83.0%	14,050	49.0%	1,955	13.9%

Total debt	27,249	141.3%	25,383	88.5%	1,866	7.4%

Preferred equity	2,745	14.2%	2,745	9.6%	-	0.0%
Common equity	(15,089)	-78.2%	(7,500)	-26.1%	(7,589)	101.2%
Non-controlling interest	-	0.0%	(3,296)	-11.5%	3,296	-100.0%

Total equity	(12,344)	-64.0%	(8,051)	-28.1%	(4,293)	53.3%

Total capitalization	$14,905	77.3%	$17,332	60.4%	$(2,427)	-14.0%

	For 9 Months Ended
	Sep 30 2016	Sep 30 2015	Dollar chg	Pct chg

Net cash provided by (used in)
Operating activities	$(7,408)	$(5,723)	$(1,685)	29.4%
Investing activities	2,872	(304)	3,176	944.9%
Financing activities	3,957	5,873	(1,916)	-32.6%

Net cash flow, continuing operations	(579)	(155)	(425)	274.6%
Net cash flow, discontinued operations	481	(557)	1,038	86.4%

Net cash flow	(98)	(711)	613	-86.2%
Effect of exchange rate changes on cash	87	660	(573)	-86.8%

Unrestricted cash
Beginning of period	2,331	2,397	(66)	-2.7%
Adjustment for deconsolidation	(1,461)	-	(1,461)	na

End of period	$859	$2,346	$(1,487)	-63.4%

Aspirity Holdings LLC & Subsidiaries

Consolidating Financial Highlights - Statement of Operations Data

	For 3 Months Ended Sep 30, 2016
Dollars in thousands; may not add due to rounding	Aspirity Holdings & Subsidiaries	Krieger Enterprises & Subsidiaries	Eliminations	Aspirity Holdings Consolidated

Retail energy services	$928	$-	$-	$928
Financial services	711	-	-	711

Total revenue	1,640	-	-	1,640

Total costs of revenues & operations	3,166	-	-	3,166

Operating loss	(1,526)	-	-	(1,526)

Interest expense	(1,069)	-	-	(1,069)
Other income (expense), net	0	-	-	0

Loss from continuing operations	(2,595)	-	-	(2,595)
Tax provision	-	-	-	-

Net income (loss) from:
Continuing operations	(2,595)	-	-	(2,595)
Discontinued operations	-	-	-	-

Net loss	(2,595)	-	-	(2,595)

Net loss attributable to non-controlling interest	-	-	-	-

Net loss attributable to the Company	(2,595)	-	-	(2,595)

Preferred distributions	137	-	-	137

Net loss attributable to common	$(2,732)	$-	$-	(2,732)

	For 9 Months Ended Sep 30, 2016
	Aspirity Holdings & Subsidiaries	Krieger Enterprises & Subsidiaries	Eliminations	Aspirity Holdings Consolidated

Retail energy services	$1,300	$9,583	$-	$10,883
Financial services	2,328	-	(715)	1,613

Total revenue	3,627	9,583	(715)	12,496

Total costs of revenues & operations	8,889	9,742	-	18,631

Operating loss	(5,261)	(159)	(715)	(6,135)

Interest expense	(3,067)	(677)	609	(3,134)
Other income (expense), net	0	119	-	119

Loss from continuing operations	(8,328)	(717)	(105)	(9,150)
Tax provision	-	-	-	-

Net income (loss) from:
Continuing operations	(8,328)	(717)	(105)	(9,150)
Discontinued operations	-	607	105	712

Net loss	(8,328)	(110)	-	(8,437)

Net loss attributable to non-controlling interest	-	(110)	-	(110)

Net loss attributable to the Company	(8,328)	-	-	(8,328)

Preferred distributions	412	-	-	412

Net loss attributable to common	$(8,739)	$-	$-	$(8,739)